Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                        For the Six Months June 30, 1996
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                             $    183,101
     Add (Deduct):
         Minority Share of Losses                                  (3,449)
         Earnings on Equity Method                                 24,550
         Distributions from Minority Subsidiaries                  10,031
         Amortization of Non-Telephone Capitalized
           Interest                                                     1
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                 18,613
                                                             ------------
                                                                  232,847
     Add fixed charges:
         Consolidated interest expense                             20,807
         Interest Portion (1/3) of Consolidated Rent Expense        3,216
         Amortization of debt expense and discount on
           indebtedness                                               189
                                                             ------------
                                                             $    257,059
                                                             ============
  FIXED CHARGES:
  Consolidated interest expense                              $     20,807
  Capitalized interest                                             14,109
  Interest Portion (1/3) of Consolidated Rent Expense               3,216
  Amortization of debt expense and discount on indebtedness           189
                                                             ------------
                                                             $     38,321
                                                             ============
RATIO OF EARNINGS TO FIXED CHARGES                                   6.71
                                                             ============

  Tax-Effected Redeemable Preferred Dividends                $        485
     Fixed Charges                                                 38,321
                                                             ------------
         Fixed Charges and Redeemable Preferred Dividends    $     38,806
                                                             ============

RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                 6.62
                                                             ============

  Tax-Effected Preferred Dividends                           $      1,137
     Fixed Charges                                                 38,321
                                                             ------------
         Fixed Charges and Preferred Dividends               $     39,458
                                                             ============
RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                            6.51
                                                             ============






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